Exhibit 99.1
OncoGenex Reports Financial Results for Fourth Quarter and Fiscal Year 2009
and Provides Outlook for 2010
Conference Call on Monday, March 8, 2010 at 4:30 p.m. Eastern Time
BOTHELL, WA, and VANCOUVER, March 8, 2010 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI), today announced its fourth quarter and fiscal year 2009 financial results, reviewed the Company’s highlights and provided an outlook for 2010.
“2009 was a transformative year for OncoGenex culminating in the signing of a collaboration agreement with Teva for the development of OGX-011 which includes initiating three Phase III clinical studies,” said Scott Cormack, President and Chief Executive Officer of OncoGenex. “At the 2009 ASCO Annual General Meeting we announced that our Phase II study in patients with advanced prostate cancer who received OGX-011 in combination with first-line chemotherapy had a 6.9 month median survival advantage compared to first-line chemotherapy alone. To date we have treated almost 300 patients with OGX-011 over the course of various clinical trials including five Phase II clinical studies in patients with prostate, lung, and breast cancer. We start 2010 with a stronger cash position, a stronger clinical data package, a clear path for Phase III development, and a development partner that has committed capital resources to drive our joint development plan. We look forward to a productive 2010 as we initiate our Phase III development plan for OGX-011 and continue to advance OGX-427 into Phase II development.”
Financial Results
Revenue for the fourth quarter and full year of 2009 was $25.5 million, consisting of partial recognition of the non-refundable up-front payments received from Teva in December 2009. Previously we had not recognized any revenue. At December 31, 2009, $26.5 million of the upfront payment was included in the Company’s Balance Sheet as Deferred Collaboration Revenue which we are amortizing over a period of approximately three years based on the expected performance period of our deliverables under this agreement.
Research and development expenses for the fourth quarter and year ended December 31, 2009 were $17.4 million and $24.2 million, respectively, compared to $4.2 million and $7.8 million, respectively, in the corresponding periods of 2008. The increases in 2009 were due mainly to amounts owing pursuant to our licensing agreements with Isis Pharmaceuticals (“Isis”) and the University of British Columbia (“UBC”) in connection with the upfront payments we received in our global license and collaboration agreement (“Collaboration Agreement”) with Teva Pharmaceuticals Industries Ltd. (“Teva”) in the fourth quarter of 2009, higher OGX-011 and OGX-427 development costs, increases in employee expenses and higher facility costs resulting from the reverse takeover of Sonus Pharmaceuticals, Inc. (“Sonus”).

General and administrative expenses for the fourth quarter and year ended December 31, 2009 were $1.3 million and $4.0 million, respectively, compared to $1.0 million and $3.3 million, respectively, in the corresponding periods of 2008. The increase for the year ended December 31, 2009 was primarily due to higher employee expenses and increased costs associated with operating as a public company in 2009. The increase in costs for the fourth quarter of 2009, compared to the same quarter of 2008 was primarily due to higher employee expenses and expenses incurred in connection with closing our Collaboration Agreement with Teva.
The Company realized net income for the fourth quarter of 2009 of $3.9 million compared to a net loss of $5.0 million in the corresponding period of 2008. On an annual basis net loss decreased from $6.2 million in 2008 to $5.5 million in 2009. The decreased loss in 2009 as compared to 2008 on both an annual and quarterly basis, was primarily due to revenue recognized in connection with the Collaboration Agreement with Teva, offset by milestone payments made to Isis and UBC and higher research and development costs initiated in the fourth quarter of 2009 that were associated with critical path activities for the planned Phase III trials of OGX-011. In 2009 an income tax expense of $3.0 million was the result of potential withholding taxes payable to the Israel Tax Authority in connection with our Collaboration Agreement with Teva. In 2008 the income tax recovery of $2.1 million was primarily the result of a reversal of tax expense associated with the change in capital structure of OncoGenex Technologies, a non-cash item. The Company had $64.6 million in cash, cash equivalents and short-term investments as of December 31, 2009, compared to $12.4 million as of December 31, 2008. The increase in cash, cash equivalents and short-term investments in 2009 as compared to 2008 was due to the upfront payment received from Teva as part of the Collaboration Agreement in December 2009.
In the first quarter of 2010 we paid Isis and UBC a total of $10.3 million for the license expenses accrued in the fourth quarter of 2009. For 2010, we anticipate that we will incur operating expenses of between $21 million and $23 million and anticipate ending the year with cash, cash equivalents, and short-term investments of between $29 million and $31 million, respectively. We believe we have sufficient cash, cash equivalents and short-term investments to fund currently planned operations into 2012 and expect that both Phase III prostate cancer trials will be fully accrued by this time. The Company had 6,333,685 shares outstanding as at March 8, 2010.
The consolidated results discussed above reflect the operations of OncoGenex Technologies Inc. (“OncoGenex Technologies”) prior to the August 21, 2008 reverse takeover of Sonus, and the consolidated results of the OncoGenex Pharmaceuticals thereafter.
Key 2010 Objectives
•	OGX-011
•	In collaboration with Teva, initiate a Phase III trial evaluating OGX-011 with docetaxel retreatment as second-line therapy in castrate resistant prostate cancer (“CRPC”) in the second quarter of 2010 subject to institutional review board approvals and patient screening

•	In collaboration with Teva, initiate a Phase III trial evaluating OGX-011 with first-line docetaxel treatment in CRPC in the third quarter of 2010

•	In collaboration with Teva, continue critical path initiatives including manufacturing readiness and clinical trial design for a Phase III trial evaluating OGX-011 with first-line chemotherapy in Non-Small Cell Lung Cancer (“NSCLC”) to be initiated in early 2011
•	OGX-427
•	Complete accrual of OGX-427 Phase I trial in solid tumors (evaluating OGX-011 as monotherapy and in combination with docetaxel)

•	Report final data from OGX-427 Phase I trial in solid tumors

•	Initiate an investigator-sponsored, randomized, controlled Phase II trial evaluating OGX-427 as a monotherapy in prostate cancer
Recent Highlights
In December 2009, OncoGenex entered into the Collaboration Agreement with Teva to develop and commercialize OGX-011. OGX-011 is expected to be used as adjunct therapy to enhance the effectiveness of chemotherapy and has shown promising results when added to currently available chemotherapies in several tumor types addressing a significant unmet medical need. Teva and OncoGenex will collaborate on a global Phase III clinical program, with two Phase III clinical trials expected to be initiated in 2010: a Phase III study for second-line chemotherapy in men with CRPC and a Phase III study in first-line chemotherapy for men with CRPC. An additional Phase III study in first-line treatment of advanced, unresectable NSCLC is intended to be initiated by early 2011.
In February 2010, OncoGenex received written, scientific advice from the European Medicines Agency (EMA) on the company’s development plan for OGX-011 for the treatment of men with CRPC. The input received from the Committee for Medicinal Products for Human Use (CHMP) at the EMA was generally in agreement with OncoGenex’s development plan regarding the proposed preclinical studies and both the study designs and analyses for the Phase III trials in CRPC. The CHMP also agreed that the intended safety database would enable a sufficiently qualified risk-benefit assessment for market approval. OncoGenex Pharmaceuticals had previously announced completion of the following two Special Protocol Assessment (SPA) agreements with the Food and Drug Administration (FDA) for the two Phase III trials: the SPA for Study OGX-011-10 that was announced on April 28, 2009 and the SPA for Study OGX-011-11 that was announced on June 24, 2009.
In January 2010, OncoGenex announced that an investigator-sponsored, randomized, controlled Phase II clinical trial evaluating OGX-427 when administered as a monotherapy to patients with CRPC received grant funding. The funds were awarded by a third party granting agency to Dr. Kim Chi, a medical oncologist at the BC Cancer Agency, Research Scientist at the Vancouver Prostate Centre and the principal investigator of the OGX-427 Phase II trial.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today, Monday, March 8, 2010, to provide a business update and discuss the fourth quarter and fiscal year 2009 results. A live webcast and slide presentation will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-604-9670 (U.S. & Canada) or 719-325-4746 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.

About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva have entered a global collaboration and license agreement to develop and commercialize OncoGenex’s lead drug candidate, OGX-011. The companies expect to initiate two Phase III trials in castrate resistant prostate cancer in 2010, and a third Phase III trial in non-small cell lung cancer in early 2011. OGX-427 is in Phase I clinical development; SN2310 has completed a Phase I clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to target and inhibit production of specific proteins which OncoGenex believes are important in tumor progression and treatment resistance. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.
More information about OncoGenex is available at www.oncogenex.com.
OncoGenex’ Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing and costs of these activities, the potential benefits of our product candidates, our key 2010 objectives, and our anticipated future expenses, capital and sufficiency of capital. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Condensed Statements of Operations
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Collaboration revenue	$25,539		$25,539
Operating expenses
Research and development	$17,365	$4,198	$24,160	$7,819
General and administrative	1,291	1,050	3,961	3,293

Total operating expenses	18,656	5,248	28,121	11,112

Other income (expense)	(3)	334	117	421

Loss (income) for the period before taxes and extraordinary gain	(6,880)	4,914	2,465	10,691
extraordinary gain	—	—	—	4,428
Income tax expense (recovery)	2,999	41	3,011	(2,059)

Loss (income) for the period before extraordinary gain	(3,881)	4,955	5,476	8,632
Extraordinary gain	—	—	—	4,428

Net loss (income)	(3,881)	4,955	5,476	4,204
Redeemable convertible preferred share accretion	—	—	—	1,973

Loss (income) attributable to common shareholders	$(3,881)	$4,955	$5,476	$6,177

Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and short term investments	$64,568	$12,419
Amounts and investment tax credit receivable	3,109	1,243
Prepaid and other current assets	722	587
Property, equipment and other assets	581	541

Total assets	$68,980	$14,790

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$14,453	$2,252
Deferred Collaboration Revenue	26,528	—
Other current liabilities	1,328	632
Long term liabilities	3,712	1,199
Stockholders’ equity	22,959	10,707

Total liabilities and stockholders’ equity	$68,980	$14,790

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OncoGenex Contact:	Media and Investor Contact:
Scott Cormack	Jason Spark
President & CEO	Porter Novelli Life Sciences
(604) 630-5400	(619) 849-6005
scormack@oncogenex.com	jspark@pnlifesciences.com